ARTICLES OF AMENDMENT
                     TO THE ARTICLE OF INCORPORATION
                                   OF
                          HOLOGRAPHIC SYSTEMS, INC.



     Pursuant to the provisions of the Revised Business Code Sec. 16-10a-1001 et. seq., the Undersigned corporation adopts the following amendment to the Articles of Incorporation.

 1. The following amendment of the Articles of Incorporation was adopted by the shareholder consent on January 22 2001, said articles are hereby amended and shall read as follows:
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                                Article I
                                  Name

       The name of the corporation is Emission Control Devices, Inc.

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 2.     The number of shares outstanding at the time of adoption was
        986,964; and the number of shares entitled to vote thereon was the same.

 3. The number of shares represented at the meeting of the shareholders was 800,000. All shares voted in favor of the amendment. The shares represented a majority of the issued and outstanding shares. There were no shares voting against the amendment.


Effective the 22nd day of January 2001


                                 /s/ Justeene Blankenship
                               ------------------------
                                  Justeene Blankenship
                                  President and Secretary